Exhibit 10.6

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This amendment (this “Amendment”) to the Change in Control Agreement dated as of [insert date of the Change in Control Agreement] (the “Agreement”) by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company” or “Employer”), and [Name of Employee] (the “Employee”), is entered into as of June 8, 2024 (the “Effective Date”).

WHEREAS, Employer and the Employee previously entered into the Agreement;

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among Mutual Capital Holdings, Inc. (“Mutual Capital”), Mutual Capital Merger Sub, Inc., and ICC Holdings (“Merger Agreement”), the Employer and the Employee desire to amend the terms of the Agreement to reflect changes to the terms of the Agreement to be effective as of immediately prior to the “Effective Time” (as defined in the Merger Agreement);

WHEREAS, the Employer and the Employee desire to amend the Agreement to provide the Agreement will expire upon the end of the twelve (12) month period following a “Change in Control” (as defined in the Agreement);

WHEREAS, Mutual Capital requires, as an essential condition and inducement to its execution and delivery to ICC Holdings of the Merger Agreement, that the Employee execute and deliver to ICC Holdings and the Company this Amendment to provide the Employee will be entitled to payment under the Agreement if the Employee terminates Employee’s employment for Good Reason (as defined below) during the twelve (12) month period following a Change in Control; and

WHEREAS, the Employee and ICC Holdings expressly acknowledge that Mutual Capital and its affiliates are intended as beneficiaries of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Agreement.

●	Section 1(a) of the Agreement shall be and hereby is amended (additions shown in bold/underlined):

“(a) GENERAL. This Agreement shall be for a period commencing on the date of this Agreement and ending on December 31, 2017 (the “Initial Term”); provided, however, that, commencing on January 1, 2018 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Initial Term shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date (each, an “Extension”), unless Employer or Employee shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term. References in this Agreement to the “Term” shall refer to the Initial Term the terms of any Extensions as may become effective. Notwithstanding the foregoing, in the event of a Change in Control, the Term shall ~~be no shorter than~~ end one (1) year after the date of the Change in Control and this Agreement shall terminate after satisfaction of any payments that became payable hereunder prior to such expiration.”

●	Section 2(a) of the Agreement shall be and hereby is amended in its entirety to read as follows (deletions shown in strikethrough and bold; additions shown in bold/underline):

“(a) GOOD REASON. If a Change in Control (as defined in Section 2(b) of this Agreement) shall occur at any time during the term of this Agreement, and if (i) within six (6) months prior to or one year after such Change in Control, Employer terminates the employment of Employee (other than for Cause), ~~or~~ (ii) any other material breach of this Agreement occurs, or (iii), without the consent of the Employee, one of the following occurs: (1) a material diminution in the Employee’s total compensation as the same exists on the date of the Change in Control, (2) a material diminution in Employee’s authority or duties as the same exist on the date of the Change in Control; (3) any reassignment of Employee to a location greater than thirty (30) miles from the location of Employee’s office on the date of the Change in Control, unless such new location is closer to Employee’s primary residence than the location on the date of the Change in Control; or (4) any failure to pay Employee any amounts due and owing to her, which constitutes a material breach by the Employer of this Agreement1, then, at the option of Employee, exercisable by Employee during the ninety (90) day period after the occurrence of each and every of the foregoing events (each, a “Good Reason”), Employee may give notice of intent to terminate employment under this Agreement (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Employer. If Employer fails to cure such situation within thirty (30) days after said notice, Employee will become entitled to the payments and benefits described in Section 3 of this Agreement. After the expiration of the ninety (90) day period described above, Employee cannot exercise such right with respect to that Good Reason event.”

2.

Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

3.	Effective Time. This Amendment shall become effective as of immediately prior to the Effective Time.

1 Note to Draft: We have scaled back the definition for what we believe is permissible under Code Section 409A. For example, allowing any change to benefits in the future to trigger a right to terminate for “Good Reason” is likely not compliant with Code Section 409A. Code Section 409A contains a safe harbor definition of “Good Reason”, and a broad provision preventing “any” changes to benefits in the future would likely fall outside of the safe harbor and be administratively impossible to comply with. When the definition for “Good Reason” falls outside of the safe harbor, it would need to be shown by surrounding facts and circumstances that the event would be a material adverse change to employment. We do not view this as a market provision given that it is not within the “Good Reason” safe harbor.

4.	Defined Terms. All terms not herein defined shall have the meaning ascribed to them in the Agreement.

5.

Ratification as Amended. Except as amended by this Amendment, the terms and conditions of the Agreement are confirmed, approved, and ratified, and the Agreement, as amended by this Amendment, shall continue in full force and effect. Any reference to the Agreement shall mean the Agreement as amended by this Amendment.

6.

Entire Agreement. The parties agree that the Agreement and Amendment supersedes and replaces all prior negotiations and/or agreements made between the parties or any third parties relating to the Agreement, whether oral or written, and contains the entire understanding and agreement among the parties with respect thereto. There are no other collateral agreements between the parties, whether written or oral.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above, to be effective as of immediately prior to the Effective Time.

ICC HOLDINGS, INC.

By:

Attest:

ILLINOIS CASUALTY COMPANY

By:

Attest:

EXECUTIVE

[Name of Employee]

JOINDER

MUTUAL CAPITAL MERGER SUB, INC., a Pennsylvania corporation (“Merger Sub”), hereby executes this Joinder to the Amendment to Change in Control Agreement, dated June 8, 2024 (the “Amendment”), by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company” or “Employer”), and [Name of Employee] (the “Employee”). All terms used in this Joinder and not defined herein shall have the meanings assigned thereto in the Amendment or the Merger Agreement, as applicable. Pursuant to the Merger Agreement, Merger Sub will merge with and into ICC Holdings. Pursuant to the Merger Agreement and by operation of law, at the Effective Time, all the property, rights, privileges, powers and franchises of ICC Holdings shall vest in the Surviving Corporation as the surviving entity, and all debts, liabilities and duties of ICC Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

Accordingly, Merger Sub hereby affirms the Amendment, including the remaining effective provisions of the Agreement (as amended), and its continuing obligations thereunder as of the Effective Time, and as of the Effective Time agrees to be bound by all terms and conditions thereof.

Dated as of: June 8, 2024	MUTUAL CAPITAL MERGER SUB, INC.

By:
Name:
Title: